AMENDED AND RESTATED

FEE WAIVER AND EXPENSE REIMBURSEMENT AGREEMENT

THIS AGREEMENT, dated as of July 1, 2019 is by and between Columbia Acorn Trust (the “Trust”), a Massachusetts business trust registered as an open-end management investment company under the Investment Company Act of 1940, as amended, on behalf of its series Columbia Acorn European Fund and Columbia Acorn Emerging Markets Fund (each a “Fund” and together, the “Funds”), and Columbia Wanger Asset Management, LLC, a Delaware limited liability company registered as an investment adviser under the Investment Advisers Act of 1940, as amended (“CWAM”).

WHEREAS, CWAM serves as investment adviser to each of the Funds pursuant to a separate investment advisory agreement between the Trust, on behalf of the Funds, and CWAM (the “Investment Advisory Agreement”).

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt whereof is hereby acknowledged, the parties hereto agree as follows:

1.	Fee Waivers and Expense Reimbursements.

Columbia Acorn Emerging Markets Fund. CWAM shall waive fees payable to it under the Investment Advisory Agreement by Columbia Acorn Emerging Markets Fund, and shall reimburse certain expenses of Columbia Acorn Emerging Markets Fund, so that the Fund’s ordinary operating expenses (excluding transaction costs and certain other investment-related expenses, interest and fees on borrowings and expenses associated with the Fund’s investment in other investment companies, if any) do not exceed the annual rates of:

•	1.55% of the Fund’s average daily net assets attributable to Class A shares;

•	2.30% of the Fund’s average daily net assets attributable to Class C shares;

•	1.30% of the Fund’s average daily net assets attributable to Adviser Class shares;

•	1.30% of the Fund’s average daily net assets attributable to Institutional Class shares;

•	1.24% of the Fund’s average daily net assets attributable to Institutional 2 Class shares; and

•	1.19% of the Fund’s average daily net assets attributable to Institutional 3 Class shares.

Columbia Acorn European Fund. CWAM shall waive fees payable to it under the Investment Advisory Agreement by Columbia Acorn European Fund, and shall reimburse certain expenses of Columbia Acorn European Fund, so that the Fund’s ordinary operating expenses (excluding transaction costs and certain other investment-related expenses, interest and fees on borrowings and expenses associated with the Fund’s investment in other investment companies, if any) do not exceed the annual rates of:

•	1.45% of the Fund’s average daily net assets attributable to Class A shares;

•	2.20% of the Fund’s average daily net assets attributable to Class C shares;

•	1.20% of the Fund’s average daily net assets attributable to Adviser Class shares;

•	1.20% of the Fund’s average daily net assets attributable to Institutional Class shares;

•	1.14% of the Fund’s average daily net assets attributable to Institutional 2 Class shares; and

•	1.09% of the Fund’s average daily net assets attributable to Institutional 3 Class shares.

2.	Term and Termination.

CWAM shall waive fees and reimburse expenses of each Fund, as described herein, through April 30, 2020 for each class of shares of the Funds. This Agreement may be terminated as to a Fund only upon the mutual agreement of the Board of Trustees of the Trust and CWAM.

3.	Entire Agreement; Modification; Amendment.

This Agreement constitutes the entire agreement of the parties with respect to its subject matter and amends and restates the Original Agreement. Each provision herein shall be treated as separate and independent from any other provision or agreement herein and shall be enforceable notwithstanding the enforceability of any such other provision or agreement. In addition, each provision herein shall be treated as separate and independent with respect to each Fund and shall be treated as separate and independent from such provision or agreement with respect to the other Fund. No modification or amendment of this Agreement shall be binding unless it is made in writing and executed by both the Trust, on behalf of the Funds, and CWAM.

* * * * *

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

COLUMBIA ACORN TRUST,
on behalf of its series Columbia Acorn Emerging Markets Fund and Columbia Acorn European Fund

/s/ Matthew Litfin
Matthew Litfin
Co-President

COLUMBIA WANGER ASSET MANAGEMENT, LLC

/s/ John Kunka
John Kunka
Chief Financial Officer

2